Exhibit 6.2

CONVERSION AGREEMENT

This CONVERSION AGREEMENT (this “Agreement”), dated as of November 13, 2020 (the “Effective Date”), is entered into by and between Remembrance Group, Inc., a Delaware corporation (the “Company”), and the holder of a Note (as defined below) listed on the signature page hereto (the “Holder”). Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Note (as defined below).

RECITALS

A. The Holder purchased from the Company, and the Company issued to the Holder, a convertible promissory note, dated as of the date set forth across from the Holder’s name on signature page of this Agreement (the “Note”), in the principal amount set forth across from the Holders name on the signature page of this Agreement;

B. The Note has accrued interest through a deemed closing date of November 15, 2020 (the “Interest Accrual Date”) in the amount set forth across from the Noteholder’s name on the signature page to this Agreement (such amount, together with the principal amount, the “Amount Owed”); and

C. The consummation of this Agreement is contingent upon the concurrent initial closing by the Company of an offering in the aggregate of up to 4,361,607 shares of the Company’s Series B Convertible Preferred Stock, $0.0001 par value per share (“Series B Convertible Preferred Stock”) along with warrants (the “Warrants” and together with the Series B Convertible Preferred Stock, the “Securities”) to purchase a number of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), that is equal to 25% of the number of shares of Series B Convertible Preferred Stock being offered, for proceeds of up to Four Million, Eight Hundred Eighty-Four Thousand, Nine Hundred Ninety Nine Dollars and Eighty Four Cents ($4,884,999.84) (the “Offering”). The amount to be raised in the Offering includes deemed proceeds resulting from the conversion of the Note and other similar Notes.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

AGREEMENT

Section 1. Conversion. Upon execution of this Agreement by the Company and the Holder, with no further action by any party, the Amount Owed under the Note shall automatically convert into the number of shares of Series B Convertible Preferred Stock of the Company and Warrants set forth on the signature page to this Agreement. The parties hereby agree that the amount of the Amount Owed as of the Effective Date is as set forth on the signature page of this Agreement. The parties hereby agree that the number of shares of Series B Convertible Preferred Stock and Warrants into which the Amount Owed is convertible as of the Effective Date is set forth on the signature page of this Agreement. Promptly following the Effective Date, the Company will issue share and warrant certificates (“Certificates”) in the name of the Holder for the Securities. The Holder understands and agrees that the Securities shall be notated with the following legend or one similar to it along with any other legends required by the constituent instruments of the Company:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION TIIEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL TN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

Section 2. Discharge of Notes. Effective upon the conversion of the Note, the entire Amount Owed shall be deemed permanently discharged by conversion into the Securities, and the Note and all of the Company’s obligations thereunder shall be automatically terminated, released, cancelled and of no further force or effect; irrespective of whether the closing occurs before or after the Interest Accrual Date.

Section 3. Full Satisfaction. The Holder hereby agrees that, effective upon the conversion of the Note, and subject to the conversion described above, the Company shall not be obligated to pay any of the Amount Owed, and the Amount Owed and the Note shall be deemed to be for all purposes satisfied in full.

Section 4. Release. Effective upon the conversion of the Note, and subject to the conversion described above, the Holder hereby releases the Company from any and all liabilities the Company may have under or in connection with the Note and the Amount Owed.

Section 5. Company Indebtedness for Borrowed Money. The Company hereby represents to the Holder that immediately prior to the conversion of the Note, there was an aggregate of $1,885,000 in principal amount of outstanding convertible notes and accrued, but unpaid, interest thereon.

Section 6. Conditions to Consummate this Agreement. The conversion of the Note is contingent upon the concurrent closing by the Company of the Offering and shall take place automatically and, upon the foregoing, without any further action by the parties.

Section 7. Miscellaneous.

7.1 Subscription Agreement. By signing this Agreement, the Holder shall be deemed to have signed and become a party to the subscription agreement relating to the Offering (the “Subscription Agreement”), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.

7.2 Amendments and Waivers. No provisions of this Agreement shall be modified, waived or terminated, except by an instrument in writing signed by each party hereto.

7.3 Successors and Assigns. The provisions of this Agreement shall be binding upon the successors in interest, heirs and assigns to the Note or the Series Seed II Preferred Stock into which the Note is converted. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly provided in this Agreement.

7.4 Governing Law. This Agreement shall in all other respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

7.5 Severability. If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible by law and the other provisions of this Agreement shall remain in full force and effect.

7.6 Entire Agreement. This Agreement and the Subscription Agreement constitute the entire agreement between the parties pertaining to its subject matter and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties with respect to such subject matter, whether oral or written.

7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same agreement.

[Signature pages follow]

COMPANY:

REMEMBRANCE GROUP, INC.

By:
Name:	Dennis L. Smith
Title:	Chief Executive Officer

NOTEHOLDER:

Name of Noteholder

By:
Name:
Title:

Holder	Date of Note	Principal Amount of Note	Accrued and Unpaid Interest Under Note as of the Interest Accrual Date	Amount Owed	Shares of Series B Preferred Stock	Common Stock Warrants
$

EXHIBIT A

Subscription Agreement